Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form F-3 and related Prospectus of Qiwi plc dated July 2, 2015 and to the incorporation by reference therein of our reports dated March 11, 2015, with respect to the consolidated financial statements of Qiwi plc and the effectiveness of internal control over financial reporting of Qiwi plc, included in its Annual Report on Form 20-F for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLC

Moscow, Russia

July 2, 2015